Exhibit 10.5

FOURTH AMENDMENT TO

CREDIT AGREEMENT

Dated as of October 31, 2013

among

CACI INTERNATIONAL INC,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

The Lenders Party Hereto

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC,

ROYAL BANK OF CANADA,

SUNTRUST ROBINSON HUMPHREY, INC.,

and

PNC CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Book Managers

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (this “Amendment”) dated as of October 31, 2013 to the Credit Agreement referenced below is by and among CACI International Inc, a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and Bank of America, N.A., in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, revolving credit and term loan facilities have been extended to the Borrower pursuant to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of October 21, 2010 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent; and

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement and the Lenders party to this Amendment have agreed to the requested modifications to the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2. Amendments. The Credit Agreement is amended as follows:

2. 1 The following defined terms are added to Section 1.01 in the proper alphabetical order:

“Merger Agreement” means that certain Agreement and Plan of Merger dated October 8, 2013 by and among the Borrower, CACI, Inc.-Federal, CACI Acquisition II, Inc., Six3 Systems Holdings, LLC and the Target.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Six3 Acquisition” means the acquisition by the Borrower, directly or indirectly, of all of the outstanding share capital of the Target, pursuant to and in accordance with the Merger Agreement.

“Six3 Acquisition Closing Date” means the date that the Six3 Acquisition is consummated and the funding of the Six3 Facilities occurs.

“Six3 Acquisition Costs” means (i) the purchase price for the Six3 Acquisition, (ii) the refinancing or repayment of third party indebtedness for borrowed money of the Target and its Subsidiaries and (iii) fees, costs and expenses incurred in connection with the Six3 Acquisition and the financing therefor.

“Six3 Facilities” means the Six3 Incremental Term Facilities and Revolving Loans necessary to finance the Six3 Acquisition Costs on the Six3 Acquisition Closing Date.

“Six3 Incremental Term Facility” has the meaning specified in Section 2.16.

“Specified Merger Agreement Representations” means such of the representations made by the Target with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliate) has the right to terminate its (or its Affiliate’s) obligations under the Merger Agreement, or decline to consummate the Six3 Acquisition, as a result of a breach of such representations in the Merger Agreement.

“Specified Representations” means the representations and warranties made in Sections 6.01(a) (as to valid existence) and (b)(ii), the first clause of Section 6.02, Section 6.02(a), Section 6.04, Section 6.14, Section 6.18 (after giving effect to the consummation of the Six3 Acquisition, the borrowings under the Six3 Facilities and the payment of the Six3 Acquisition Costs), Section 6.19 (but only with respect to (i) assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code, (ii) the pledge and perfection of security interests in Equity Interests of the Borrower’s material, wholly-owned Domestic Subsidiaries (excluding delivery of stock certificates of the Target and its Subsidiaries to the extent not received from the seller under the Merger Agreement) and (iii) other assets a security interest in which can be provided and perfected after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense) and Section 6.21.

“Target” means Six3 Systems Holdings II, Inc., a Delaware corporation.

2.2 The definition of “Arranger” in Section 1.01 is amended and restated in its entirety to read as follows:

“Arranger” means each of (a) MLPFS, in its capacity as joint lead arranger and joint book manager, (b) J.P. Morgan Securities LLC, in its capacity as joint lead arranger and joint book manager, (c) SunTrust Robinson Humphrey, Inc., in its capacity as joint lead arranger and joint book manager, (d) Royal Bank of Canada, in its capacity as joint lead arranger and joint book manager, (e) Wells Fargo Securities, LLC, in its capacity as joint lead arranger and joint book manager and (f) PNC Capital Markets, LLC, in its capacity as joint lead arranger and joint book manager.

2.3 The following sentence is added to the end of the definition of “Consolidated Fixed Charges” in Section 1.01:

If the Six3 Facilities are funded on the Six3 Acquisition Closing Date, then, in calculating Consolidated Fixed Charges for any measurement period ending prior to the first anniversary of the Six3 Acquisition Closing Date, the cash portion of Consolidated Interest Charges and the Consolidated Scheduled Funded Debt Payments included in Consolidated Fixed Charges for such measurement period shall be calculated for the period from the Six3 Acquisition Closing Date to the end of the measurement period and annualized.

2.4 The definition of “Eurodollar Base Rate” in Section 1.01 is amended and restated in its entirety to read as follows:

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR at approximately 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

2.5 The definition of “Fee Letter” in Section 1.01 is amended and restated in its entirety to read as follows:

“Fee Letter” means each of the following (individually or collectively, as the context may require): (a) the letter agreement dated August 31, 2010 among the Borrower, the Administrative Agent and Banc of America Securities LLC in its capacity as an arranger, (b) the letter agreement dated October 18, 2013 among the Borrower, the Arrangers, Bank of America, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Royal Bank of Canada, SunTrust Bank and PNC Bank, National Association and (c) the letter agreement dated October 18, 2013 among the Borrower, MLPFS and Bank of America.

2.6 In clause (c)(ii) of the definition of “Guarantors” in Section 1.01, the term “Specific Loan Party” is deleted and the term “Specified Loan Party” is inserted in lieu thereof.

2.7 Subject to Section 3 of this Amendment, in the definition of “Permitted Acquisition” in Section 1.01, the word “and” appearing directly before clause (e) is deleted and clause (e) is amended and restated in its entirety to read as follows:

(e) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis (i) the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period and (ii) the Consolidated Total Leverage Ratio recomputed as of the end of the Applicable Period shall be less than 4.0:1.0; and

2.8 The definition of “Solvent” or “Solvency” in Section 1.01 is amended and restated in its entirety to read as follows:

“Solvent” or “Solvency” means that (a) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (b) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (c) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (d) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature. For purposes of this definition of “Solvent” or “Solvency”, the terms below shall have the following definitions:

(i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii) “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(iii) “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date of determination, determined in accordance with GAAP consistently applied.

(iv) “Will be able to pay their Liabilities as they mature” means, for the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(v) “Do not have Unreasonably Small Capital” means that the Borrower and its Subsidiaries taken as a whole do not have unreasonably small capital to conduct their business, it being understood that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted and is based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

2.9 The following new Section 2.16 is added to Article II:

2.16 Six3 Incremental Term Facilities.

This Agreement and the other Loan Documents may be amended (or amended and restated) at any time to add one or more tranches of term loans that are used to finance all or a portion of the Six3 Acquisition Costs (each, a “Six3 Incremental Term

Facility”), at the option of the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Six3 Incremental Term Facility. No existing Lender shall be under any obligation to provide any commitment to a Six3 Incremental Term Facility and any such decision whether to provide a commitment to a Six3 Incremental Term Facility shall be in such Lender’s sole and absolute discretion. The commitments under the Six3 Incremental Term Facilities and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. Any such amendment (or amendment and restatement) effected pursuant to this Section 2.16 shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Six3 Incremental Term Facility established thereby and to effect such other changes (including changes to the provisions of Section 2.05) as the Loan Parties and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Six3 Incremental Term Facility.

2.10 Section 3.03 is amended and restated in its entirety to read as follows:

3.03 Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”) or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

2.11 The following sentence is added to the end of Section 5.02:

Notwithstanding the foregoing, (i) the only representations the accuracy of which shall be a condition to the availability of the Six3 Facilities on the Six3 Acquisition Closing Date shall be the Specified Representations and the Specified Merger Agreement Representations and (ii) Section 5.02(b) shall not be a condition to the availability of the Six3 Facilities on the Six3 Acquisition Closing Date.

2.12 Section 6.18 is amended and restated in its entirety to read as follows:

6.18 Solvency.

The Borrower and its Subsidiaries are Solvent on a consolidated basis.

2.13 Section 8.02(h) is amended and restated in its entirety to read as follows:

(h) Permitted Acquisitions and the Six3 Acquisition;

2.14 Section 8.03(f)(ii) is amended and restated in its entirety to read as follows:

(ii) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on a Pro Forma Basis the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period;

2.15 Section 8.05(b) is amended and restated in its entirety to read as follows:

(b) after giving effect to such Disposition on a Pro Forma Basis the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period;

2.16 Subject to Section 3 of this Amendment, Section 8.06(d)(ii) is amended and restated in its entirety to read as follows:

(ii) after giving effect to such Restricted Payment on a Pro Forma Basis the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period and

2.17 Section 8.06(f)(ii) is amended and restated in its entirety to read as follows:

(ii) after giving effect to such Restricted Payment on a Pro Forma Basis the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period.

2.18 Subject to Section 3 of this Amendment, clauses (a), (c) and (d) of Section 8.11 are amended and restated in their entireties to read as follows:

(a) [Reserved].

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.0:1.0.

(d) Convertible Subordinated Notes. If on December 31, 2013 the aggregate outstanding principal amount of the Convertible Subordinated Notes is greater than $150 million, then, for so long as the aggregate outstanding principal amount of the Convertible Subordinated Notes is in excess of $150 million, permit Liquidity to be less than $300 million.

2.19 Section 8.12(a)(iv)(B) is amended and restated in its entirety to read as follows:

(B) after giving effect to such prepayment on a Pro Forma Basis the Loan Parties shall be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the Applicable Period.

3. Amendments Subject to Acquisition Closing. Notwithstanding the foregoing or anything else to the contrary in this Amendment, the amendments set forth in Sections 2.7, 2.16 and 2.18 of this Amendment shall not be effective unless and until the Six3 Acquisition Closing Date occurs (it being acknowledged, for the avoidance of doubt, that the amendments set forth in Sections 2.7, 2.16 and 2.18 of this Amendment shall never become effective if the Six3 Acquisition is not consummated using the proceeds of the Six3 Facilities). As used in this Section 3, the terms “Six3 Acquisition Closing Date”, “Six3 Acquisition” and “Six3 Facilities” are used as defined in Section 2.1 above.

4. Conditions Precedent. This Amendment shall become effective as of the date hereof upon receipt by the Administrative Agent of executed counterparts of this Amendment executed by the Loan Parties and the Required Lenders.

5. Amendment is a Loan Document. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

6. Representations and Warranties; No Default. Each Loan Party represents and warrants to the Administrative Agent and each Lender that after giving effect to this Amendment, (a) the representations and warranties of each Loan Party contained in the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that (i) such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and (ii) such representations and warranties are qualified as to materiality, in which case they are true and correct in all respects as of such date (or such earlier date), and (b) no Default exists.

7. Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment does not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents (except as expressly set forth in Section 2 above).

8. Reaffirmation of Security Interests. Each Loan Party (a) agrees that, notwithstanding the effectiveness of this Amendment, the Security Agreement and each of the other Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (b) confirms its guaranty of the Obligations and its grant of a security interest pursuant to the Collateral Documents in its assets that constitute Collateral as collateral therefor, all as provided in the Loan Documents as originally executed and (c) acknowledges that such guaranty and grant continues in full force and effect in respect of, and to secure, the Obligations under the Credit Agreement and the other Loan Documents.

9. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

10. Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

11. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first above written.

BORROWER:	CACI INTERNATIONAL INC, a Delaware corporation

By:	/s/ Thomas A. Mutryn
Name:	Thomas A. Mutryn
Title:	Executive Vice President, CFO & Treasurer

GUARANTORS:	CACI PRODUCTS COMPANY, a Delaware corporation
CACI PRODUCTS COMPANY CALIFORNIA, a California corporation
CACI, INC.-FEDERAL, a Delaware corporation
CACI, INC.-COMMERCIAL, a Delaware corporation
CACI TECHNOLOGIES, INC., a Virginia corporation
CACI DYNAMIC SYSTEMS, INC., a Virginia corporation
CACI PREMIER TECHNOLOGY, INC., a Delaware corporation
CACI MTL SYSTEMS, INC., a Delaware corporation
CACI SYSTEMS, INC., a Virginia corporation
CACI-CMS INFORMATION SYSTEMS, INC, a Virginia corporation
CACI ENTERPRISE SOLUTIONS, INC., a Delaware corporation
R.M. VREDENBURG & CO., a Virginia corporation
CACI-WGI, INC., a Delaware corporation
CACI SECURED TRANSFORMATIONS, INC., a Florida corporation
CACI-NSR, INC., a Delaware corporation
CACI TECHNOLOGY INSIGHTS, INC., a Virginia corporation
CACI-ATHENA, INC., a Delaware corporation
BUSINESS DEFENSE AND SECURITY CORPORATION,
a Virginia corporation
CACI-ISS, INC., a Delaware corporation
CACI-SYSTEMWARE INC., a California corporation
APPLIED SYSTEMS RESEARCH, INC., a Virginia corporation
TECHNIGRAPHICS, INC., an Ohio corporation
PANGIA TECHNOLOGIES, LLC, a Nevada limited liability company
DELTA SOLUTIONS AND TECHNOLOGIES, INC. a Virginia corporation
ADVANCED PROGRAMS GROUP, LLC, a Virginia limited liability company
APG INTEL, LLC, a Virginia limited liability company
PARADIGM HOLDINGS, INC. Nevada corporation
PARADIGM SOLUTIONS CORPORATION, a Maryland corporation
TRINITY INFORMATION MANAGEMENT SERVICES, INC.
a Nevada corporation
EMERGINT TECHNOLOGIES, INC., a Georgia corporation
IDL SOLUTIONS, INC., a Wisconsin corporation

By:	/s/ Thomas A. Mutryn
Name:	Thomas A. Mutryn
Title:	Executive Vice President, CFO & Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Roberto Salazar
Name:	Roberto Salazar
Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Michael J. Radcliffe
Name:	Michael J. Radcliffe
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Anthony Galea
Name:	Anthony Galea
Title:	Vice President

SUNTRUST BANK

By:	/s/ Keith Cox
Name:	Keith Cox
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Santa Cruz
Name:	Scott Santa Cruz
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Crissola K. Talsania
Name:	Crissola K. Talsania
Title:	Vice President

ROYAL BANK OF CANADA

By:	/s/ Richard C. Smith
Name:	Richard C. Smith
Title:	Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Irina Dimova
Name:	Irina Dimova
Title:	Vice President